Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5384
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES
THIRD QUARTER 2017 RESULTS

SALES AND OPERATING INCOME UP

NEW ALBANY, OHIO, November 6, 2017 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (NASDAQ: CVGI) today reported financial results for the third quarter ended September 30, 2017.

	Third Quarter
	2017		2016
($ in millions except EPS)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenues	$198.3	$198.3	$153.6	$153.6
Operating Income	$10.7	$11.1	$4.5	$6.0
Net Income	$4.8	$5.0	$1.1	$2.0
Basic and Diluted EPS	$0.16	$0.16	$0.04	$0.07
(See Appendix A for Reconciliation of GAAP to Non-GAAP Financial Measures )

Patrick Miller, President and CEO, stated, “We are pleased with the 29% improvement in sales in the third quarter of 2017 as compared to the third quarter of 2016. From a top line perspective, both segments performed well in the third quarter of 2017 compared to the prior year period, with our Global Truck and Bus Segment up 27% and our Global Construction and Agriculture Segment up 34%. In addition, the team has made progress in re-balancing capacity and improving our ability to support the higher volumes.”

Tim Trenary, Chief Financial Officer, stated, “Adjusted Operating Income almost doubled in the third quarter of 2017 compared to the prior year period, and the associated margin rose to 5.6%. This is largely due to the 29% increase in sales but also reflects cost discipline. The costs associated with production challenges in our North American wire harness business are coming down; the impact on the third quarter approximated $2 million. We expect the impact on the second half of the year to be at the low end of the previously disclosed range of $3 million to $6 million. We also continue to experience headwinds from rising global commodity prices and some increase in production expenses arising primarily from new product launches and from the sharp acceleration in North American truck build.

“We have been managing working capital effectively; more specifically, accounts receivable and inventory net of accounts payable is up only 10% from the year ago period on the 29% increase in sales. This working capital management is in part responsible for our reduced borrowings and therefore lower interest expense.”

Consolidated Results

Third Quarter 2017 Results

•
Third quarter 2017 revenues were $198.3 million compared to $153.6 million in the prior year period, an increase of 29.1%. The increase in revenues period-over-period reflects higher heavy-duty truck production in North America and improvement in the global construction markets we serve. Foreign currency translation favorably impacted third quarter 2017 revenues by $1.7 million, or by 1.1% when compared to the same period in the prior year.

•
Operating income for the third quarter 2017 was $10.7 million compared to operating income of $4.5 million in the prior year period. The increase in operating income period-over-period was primarily the result of higher revenues and the benefit of cost reduction and restructuring actions partially offset by rising commodity prices, product launch costs and near term costs associated with the sharp acceleration in North American truck build. Additionally, we incurred approximately $2.0 million in production challenges in our North American wire harness operations. Third quarter 2017 results include $0.4 million of cost associated with our ongoing restructuring initiatives and other related expenditures. Third quarter 2016 results include $1.5 million of cost associated with the restructuring initiatives.

•
Net income was $4.8 million for the third quarter 2017, or $0.16 per diluted share, compared to net income of $1.1 million in the prior year period, or $0.04 per diluted share. Earnings per share, as adjusted for special items, were $0.16 per diluted share in the third quarter 2017 compared to $0.07 per diluted share in the prior year period.

During the three months ending September 30, 2017, the Company did not have any borrowings under its asset-based revolver. At September 30, 2017, the Company had liquidity of $113 million: $50 million of cash and $63 million of availability from our asset-based revolver.

Segment Results

Global Truck and Bus Segment

Third Quarter 2017 Results

•
Revenues for the Global Truck and Bus Segment in the third quarter 2017 were $122.0 million compared to $96.0 million for the prior year period, an increase of 27.1% primarily resulting from higher North American heavy-duty truck production in the third quarter when compared to the same period in the prior year. Foreign currency translation favorably impacted third quarter 2017 revenue by $0.4 million, or by 0.4% when compared to the same period in the prior year.

•
Operating income for the third quarter 2017 was $11.4 million compared to operating income of $5.1 million in the prior year period. The increase in operating income period-over-period is primarily the result of the increase in revenues partially offset by rising commodity prices, product launch costs and near term costs associated with the sharp acceleration in North American truck build. Third quarter 2017 and 2016 results include $0.4 million and $1.3 million, respectively, of cost associated with the restructuring initiatives.

Global Construction and Agriculture Segment

Third Quarter 2017 Results

•
Revenues for the Global Construction and Agriculture Segment in the third quarter 2017 were $79.6 million compared to $59.4 million in the prior year period, an increase of 34.0% primarily as a result of improvement in the global construction markets we serve. Foreign currency translation favorably impacted third quarter 2017 revenues by $1.4 million, or by 2.3% when compared to the same period in the prior year.

•
Operating income for the third quarter 2017 was $4.1 million compared to operating income of $3.9 million for the prior year period. The increase in operating income period-over-period resulted primarily from the increase in volume, offset by the production challenges in our North American wire harness operations and by rising commodity prices. Third quarter 2016 results include $0.2 million of cost associated with the restructuring initiatives.

2017 End Market Outlook

Management estimates that the 2017 North American Class 8 truck production will be in the range of 235,000 - 255,000 units, as compared to 228,000 units in 2016; North American Class 5-7 production is expected to be up slightly year-over-year. The global construction markets we serve in Europe, Asia, and North America are improving. The fundamentals in the global construction markets such as construction activity, order intake, and order backlog are up year over year creating positive momentum for the business.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

CONFERENCE CALL

A conference call to discuss this press release is scheduled for Tuesday, November 7, 2017, at 10:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 1476668.

This call is being webcast by NASDAQ and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 1476668.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company's customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) security breaches and other disruptions to our information systems and our business; (ix) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (x) the Company’s ability to comply with the financial covenants in its revolving credit facility and term loan facility; (xi) fluctuation in interest rates relating to the Company's term loan facility and revolving credit facility; (xii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xiii) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xiv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xv) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvi) changes to domestic manufacturing initiatives impacting our effective tax rate related to products manufactured either in the United States or in international jurisdictions; (xvii) implementation of tax changes, by the United States or another international jurisdiction, related to products manufactured in one or more jurisdictions where we do business; and (xviii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2016 and Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2017. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$198,349	$153,604	$566,893	$512,147
Cost of Revenues	173,199	134,685	497,539	443,192
Gross Profit	25,150	18,919	69,354	68,955
Selling, General and Administrative Expenses	14,136	14,126	45,557	46,502
Amortization Expense	332	327	990	978
Operating Income	10,682	4,466	22,807	21,475
Interest and Other Expense	3,482	4,799	14,786	14,583
Income (Loss) Before Provision for Income Taxes	7,200	(333)	8,021	6,892
Provision (Benefit) for Income Taxes	2,437	(1,480)	2,498	461
Net Income	$4,763	$1,147	$5,523	$6,431

Earnings per Common Share:
Basic and Diluted	$0.16	$0.04	$0.18	$0.22

Weighted Average Shares Outstanding:
Basic	29,875	29,449	29,874	29,449
Diluted	30,487	30,101	30,379	29,783

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash	$50,232	$130,160
Accounts receivable, net of allowances of $4,418 and $3,881, respectively	128,282	97,793
Inventories	88,442	71,054
Other current assets	14,935	9,941
Total current assets	281,891	308,948
Property, plant and equipment, net of accumulated depreciation of $144,288 and $137,879, respectively	64,980	66,041
Goodwill	7,884	7,703
Intangible assets, net of accumulated amortization of $8,125 and $7,048, respectively	14,748	15,511
Deferred income taxes, net	29,044	28,587
Other assets	2,240	1,975
Total assets	$400,787	$428,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$91,713	$60,556
Accrued liabilities and other	39,778	45,699
Current portion of long-term debt	3,184	—
Total current liabilities	134,675	106,255
Long-term debt	164,565	233,154
Pension and other post-retirement benefits	19,973	18,938
Other long-term liabilities	3,140	2,728
Total liabilities	322,353	361,075
Stockholders' Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 29,876,953 and 29,871,354 shares issued and outstanding, respectively)	299	299
Treasury stock, at cost: 1,014,413 shares, as of September 2017 and December 2016	(7,753)	(7,753)
Additional paid-in capital	239,209	237,367
Retained deficit	(107,855)	(113,378)
Accumulated other comprehensive loss	(45,466)	(48,845)
Total stockholders’ equity	78,434	67,690
Total liabilities and stockholders’ equity	$400,787	$428,765

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended September 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
Revenues
External Revenues	$121,497	$95,728	$76,852	$57,876	$—	$—	$198,349	$153,604
Intersegment Revenues	552	308	2,705	1,499	(3,257)	(1,807)	—	—
Total Revenues	$122,049	$96,036	$79,557	$59,375	$(3,257)	$(1,807)	$198,349	$153,604
Gross Profit	$17,180	$10,765	$8,316	$8,525	$(346)	$(371)	$25,150	$18,919
Selling, General & Administrative Expenses	$5,534	$5,329	$4,160	$4,588	$4,442	$4,209	$14,136	$14,126
Operating Income	$11,350	$5,144	$4,121	$3,901	$(4,789)	$(4,579)	$10,682	$4,466

	Nine Months Ended September 30,
	Global Truck & Bus		Global Construction & Agriculture		Corporate / Other		Total
	2017	2016	2017	2016	2017	2016	2017	2016
Revenues
External Revenues	$342,964	$323,895	$223,929	$188,252	$—	$—	$566,893	$512,147
Intersegment Revenues	1,084	771	7,315	5,417	(8,399)	(6,188)	—	—
Total Revenues	$344,048	$324,666	$231,244	$193,669	$(8,399)	$(6,188)	$566,893	$512,147
Gross Profit	$48,288	$43,019	$22,099	$27,100	$(1,033)	$(1,164)	$69,354	$68,955
Selling, General & Administrative Expenses	$16,688	$17,466	$12,619	$13,859	$16,250	$15,177	$45,557	$46,502
Operating Income	$30,716	$24,679	$9,374	$13,137	$(17,283)	$(16,341)	$22,807	$21,475

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Income, as reported	$10,682	$4,466	$22,807	$21,475
Restructuring and other related expenditures [1]	388	1,520	2,339	2,288
Impaired asset [2]	—	—	—	616
Litigation settlement [3]	—	—	$2,377	—
Adjusted Operating Income	$11,070	$5,986	$27,523	$24,379

Operating Income Margin, as reported	5.4%	2.9%	4.0%	4.2%
Restructuring and other related expenditures [1]	0.2	1.0	0.4	0.5
Impaired asset [2]	—	—	—	0.1
Litigation settlement [3]	—	—	0.5	—
Adjusted Operating Income Margin	5.6%	3.9%	4.9%	4.8%

Net Income, as reported	$4,763	$1,147	$5,523	$6,431
Restructuring and other related expenditures [1]	388	1,520	2,339	2,288
Impaired asset [2]	—	—	—	616
Litigation settlement [3]	—	—	2,377	—
Debt refinancing [4]	—	—	3,191	—
Income tax [5]	(175)	(684)	(3,558)	(1,307)
Adjusted Net Income	$4,976	$1,983	$9,872	$8,028

Basic and Diluted EPS, as reported	$0.16	$0.04	$0.18	$0.22
Restructuring and other related expenditures, net of tax [1]	—	0.03	0.04	0.04
Impaired asset, net of tax [2]	—	—	—	0.01
Litigation settlement, net of tax [3]	—	—	0.04	—
Debt refinancing, net of tax [4]	—	—	0.06	—
Adjusted Basic and Diluted EPS	$0.16	$0.07	$0.32	$0.27
[1] Cost associated with restructuring, including employee severance and retention cost, lease cancellation cost, building repairs, cost to transfer equipment, and other related expenditures.
[2] Write down to market value of assets held for sale.
[3] Settlement of consulting contract litigation.
[4] Non-cash write off of deferred financing fees and other costs associated with the refinancing of the 7.875% Senior Secured Notes.
[5] Adjusted Net Income is calculated by applying an assumed 45% tax rate to the special items. This rate may not reflect the effective tax rate for the periods presented.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items and charges that management believes reflect the cost reduction and restructuring actions being undertaken by the Company, the cost of the settlement of consulting contract litigation and the cost and charges to refinance the Senior Secured Notes. These items and charges that are excluded have taken place over multiple prior periods without predictable trends. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and to, in part, determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and comparable reporting periods. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.